Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Flotek Industries, Inc. (the “Company”) of our report dated March 6, 2020, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matters described in Management’s Report on Internal control over Financial Reporting, as to which the date is June 10, 2020, relating to the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle and expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in amendment No. 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas
November 30, 2020